EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT
                          -----------------------------

The Registrant has one direct, wholly-owned subsidiary as follows:

    First National Bank and Trust Company -
      National banking association headquartered in the State of North Carolina